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                                                                    EXHIBIT 3.21

                          CERTIFICATE OF INCORPORATION
                                       OF
                       FIELDCREST CANNON FINANCING, INC.

     The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge this Certificate of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of Delaware.

                                       I.

     The name of the corporation is Fieldcrest Cannon Financing, Inc.

                                      II.

     The address of the initial registered office of the corporation in the State of Delaware is 32 LOOCKERMAN Square, Suite L-100, City of Dover, Delaware 19904, County of Kent, and the name of the initial registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General corporation Law of Delaware.

                                      IV.

     The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, no par value per share.

                                       V.

     The name and address of the sole incorporator are Joyce Kotzker, 200 West Second Street, 1600 Southern National Financial Center, Winston-Salem, NC 27101.

                                      VI.

     No person who is serving or has served as director of the corporation shall be liable to the corporation or to any stockholder for monetary damages for breach of any fiduciary


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this article becomes effective. Nothing herein shall be deemed to limit or eliminate the liability of any person (i) for any breach of such person's duty of loyalty as a director to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for the unlawful payment of a dividend by the corporation or the unlawful purchase or redemption of the corporation's capital stock by the corporation; (iv) for any transaction from which such person derived an improper personal benefit; or (v) to any extent that such liability may not be limited or eliminated by virtue of the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute.

     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed and that the facts stated therein are true.

     IN WITNESS WHEREOF, the undersigned sole incorporator of the corporation has hereunto set her hand this 8th day of December, 1994.



                                      /s/ JOYCE KOTZKER
                                      --------------------------------------
                                      Joyce Kotzker, Incorporator